EXHIBIT 23.1


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the Western United Financial Corporation registration statement (Amendment No. 4) on Form S-1 of our report dated February 19, 2007, relating to the financial statements of Western United Financial Corporation (a development stage company), as of December 31, 2006, and for the period from September 29, 2006 (incorporation of business) through December 31, 2006. Our report contains an explanatory paragraph regarding uncertainties as to the ability of the Company to continue as a going concern. We also consent to the reference to our Firm under the caption "Experts" in the Prospectus.

/s/ Vavrinek, Trine, Day & Co., LLP

Rancho Cucamonga, California
February 20, 2007